Exhibit 99.1

Press Release

@Road Completes Acquisition of Vidus Limited

Acquisition Extends @Road Leadership Position as a Comprehensive Provider of Mobile Resource
Management Services

FREMONT, CA — February 22, 2005 — @Road® (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, today announced the completion of the previously announced acquisition of Vidus Limited, a leading provider of dynamic field service automation solutions located in Ipswich, United Kingdom.

“We are pleased to welcome the Vidus team to @Road,” stated Krish Panu, @Road president and CEO. “Our customers and prospects, especially our large customers and prospects, have been asking for an integrated mobile resource management solution that allows them to manage both mobile workers and their work. We believe that the integration of the two companies’ complementary products and services will allow us to offer a dynamic mobile resource management solution to manage both mobile workers and their work,” continued Mr. Panu.

With a strong market presence in Europe, the Vidus dynamic field service automation software solution targets mid- and large-sized organizations in the utilities, telecommunications and cable industries. Vidus has more than 100 employees worldwide, with a presence in the U.K., Germany, Hungary, Italy, France, Spain and North America. Vidus customers include British Telecommunications, Centrica/British Gas and NTL.

“We believe that this acquisition opens the door to @Road becoming a worldwide leader in mobile resource management,” concluded Mr. Panu.

Financial Terms

@Road issued approximately 5.6 million shares, directly and indirectly pursuant to options to purchase shares of its common stock, and issued newly created interest-bearing redeemable preferred stock in face amount of approximately $10 million, and extinguished for cash existing debt of approximately $4.4 million in exchange for all of the outstanding shares of Vidus capital stock and all vested options to purchase shares of Vidus capital stock. In addition, approximately one year after completion, the total consideration is subject to an adjustment of not more than approximately $16 million based on the highest average closing price of @Road common stock over a specified period. The total of all consideration after taking into account the effect of the adjustment, if any, is capped at approximately $54.7 million excluding transaction fees.

On the closing date of the acquisition @Road granted, to all pre-acquisition Vidus employees who held vested options to purchase Vidus capital stock, stock

@Road Acquires Vidus, LTD

options covering an aggregate of approximately 146,146 shares of @Road common stock. The options were granted without stockholder approval pursuant to Nasdaq Marketplace Rules 4350(i)(1)(A)(iii) and 4350(i)(1)(A)(iv). The option grants were to 79 former Vidus employees, including Martin Knestrick who became the Managing Director, Europe of @Road upon closing of the acquisition and was granted an option to purchase 30,814 shares at an exercise price of $2.00 per share. Under the terms of the grants, each option has been classified as a non-qualified stock option, is fully vested, has an exercise price ranging from $0.66 to $2.00 per share and has a one year term.

All references to dollars and “$” in this press release are to United States dollars.

About Vidus

In today’s increasingly complex and changing world, Vidus enables service providers to deliver a high quality of experience to their customers at the right time, the first time.

Vidus was created to enable service providers to deliver high-quality service experience to their customers by providing a unified, up-to-the minute view across the field service resource network. Through extensive operational research and development, Vidus’ technology was purpose-built to help increase customer profitability by addressing the disconnection between customer acquisition, customer satisfaction, retention and growth.

Vidus was spun out from British Telecommunications in April 2003. In its initial year of operations, Vidus increased the adoption of software licenses by 73%. Vidus customers include British Telecommunications, Centrica/British Gas and NTL. With more than 100 employees worldwide, the company has a presence in the U.K., Germany, Hungary, Italy, France, Spain and North America. Visit www.vidus.com for more information about Vidus and taskforce.

About @Road

@Road, Inc. (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service, and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

The company has headquarters in Fremont, CA and secure networked data centers on both U.S. coasts. For more information, visit the @Road Web site at www.road.com.

@Road Acquires Vidus, LTD

Media Contact:
Kathy Stahlman, @Road Public Relations
(415) 333-9991
Kathy@panachecom.com

Investor Contact:
David Lebedeff, @Road VP, Investor Relations
(510) 870-1317
dlebedeff@road-inc.com

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This press release contains forward-looking statements that involve risks and uncertainties concerning the expected benefits of the acquisition of Vidus by @Road. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, the ability of @Road to integrate Vidus solutions, operations and employees with those of @Road, customer acceptance of integrated products and services, the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 12, 2004, Report on Form 10-Q dated November 8, 2004 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of @Road, Inc. The @Road logo is a trademark of @Road, Inc.